Exhibit 99.2
Final Transcript
Conference Call Transcript
SUP — Q2 2006 Superior Industries Earnings Conference Call
Event Date/Time: Aug. 03. 2006 / 1:00PM ET
CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries — CFO, VP
James Ferguson
Superior Industries — SVP Marketing
CONFERENCE CALL PARTICIPANTS
Rob Hinchliffe
UBS — Analyst
Chris Ceraso
Credit Suisse — Analyst
Brandon Ferrell
KeyBanc Capital Markets — Analyst
Steve Racio (ph)
Landmark Capital — Analyst
Jonathan Steinmetz
Morgan Stanley — Analyst
Lyle Morgorlas (ph)
Forest Investment Management — Analyst
Adam Comora
EnTrust Capital — Analyst
Jeff Lynroth (ph)
Analyst
Walter Slaush
Private Investor

PRESENTATION

Operator
Good day, and welcome to the Superior Industries second quarter earnings teleconference. For opening remarks I would like to the turn the call over to Mr. Jeff Ornstein. Please go ahead, sir.
Jeff Ornstein - Superior Industries — CFO, VP
Thank you, thank you very much, good morning on the west coast, good afternoon to the east coast. Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially, because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements, issues and uncertainties that are of particular significance at this time, relate to global competitive pricing, decline in production of cars, and light trucks, and the successful completion of our strategic and operating plans. Please refer to the Company’s 10-K for a complete write-up in this area.
The second quarter results were better than we originally forecasted at the beginning of the quarter, but still substantially under the $0.28 we reported from continuing operations in the second quarter last year. We reported $0.08 per share compared to a first call consensus of $0.02. The increase primarily relate to our plant shutdowns. Normally some portion of which is charged to our second quarter. All occuring in the third calendar quarter this year, coupled with the new accounting rules that record shutdown costs as incurred. In addition, our volumes, particularly preparing for the end of our in house chrome production were stronger than originally forecast, even though they were over 9% down from the prior year. We have manufactured our final chrome plated wheel, and now will only subcontract our current chrome programs. The chrome operation shut-down was well executed during the quarter, and now equipment break-down and disposition begins.
In analyzing our Q2 volumes, it is clear Superior was impacted by mix. When we compare our 9.4%volume decrease in the second quarter to the production decrease of over 8% on the model cars and light trucks that we make wheels for, we are not losing significant market share. We’ve secured many new business wins consistent with our strategy to steadily diversify our customer base, DCX and international customers represented an all time high for Superior in the first half at 28.5% of sales, and we see that percentage slowly but steadily increasing in the future.
Light truck volumes again impacted the quarter. The big contributors including the Jeep, Grand Cherokee, the GMC series, and the Ford F series and Expedition. In addition, there was a slight reduction of the hot new Mustang, where previous new model introduction volumes were very high. For the first half, we declined at GM, related to lost business, and on all our major truck platforms that I articulated earlier, but that loss was made up by new business wins on several previously announced key platforms. In addition, later in the year, we expect new business to come online, with some of our competitors exit the North American aluminum wheel business.
In general, the outlook for the second half of ‘06 is weak, owing mainly to double digit production cuts, mostly targeting light trucks at each of the big three. We started the quarter with the two week full shut-downs at all of our plants. The entire impact will be borne in the current quarter. We return from shut-down with volatile and declining shipping schedules. We are cautious about earnings, while we are examining every aspect of our company’s operations, and focusing on starting up our new Mexican operation. This year, continues to be a transition for Superior that we believe will result in long-term benefits.
The sale of our automotive component business is in its final contract stages. The business financial performance has improved in ‘06, and has been less of a cash flow drain than previously years. Superior placed a high emphasis on improving this plant even as we sought buyers. From the outset of the announced sale our goals were one, keeping our customers satisfied during the transition period. Two, our employees encouraged that they had a future with the new ownership, and three, maintaining a stable operation progressing toward eventual profitability for the perspective buyer. We feel we have accomplished all three of these objectives, and soon will complete the divestiture successfully.
Finally, an update on the growth side of our capacity rationalization strategy. Our new plant in Chihuahua Mexico, all equipment is in the plant, installed in each of the areas, and each of the production in the final sign-off stage. This plant is a remarkable facility, designed for high volume production of large diameter wheels. Our current expectation is that initial shipments from the plant will begin early in the fourth quarter.
Superior continues to make progress in redefining our business model. Even though we are progressing even more rapidly towards sustainable future business model, we at this time do not see the actions we have taken to date represent an inflection point for more normalized earnings. The double head winds of low pricing for North American aluminum wheels coupled with the inability of our largest customers, GM, Ford, and Chrysler Group, to sell adequate quantities of SUVs and trucks in this high cost gasoline environment has proven problematic for Superior, and will continue to be. Low selling prices, low capacity utilization, in factories, manufacturing high volume programs that are not selling well presents a very difficult short term environment.
Examining the detailed results, the sales for OEM wheels were 219 million 880 in ‘06 quarter, compare for 217,827 million, only about a 1% increase, keep in mind that we had a very unusual period where we had a substantial spike in aluminum prices and so as compared to the prior year, our aluminum costs as well as our selling price pass-throughs were up between 25 and 30%. And that accounts for the sales revenue dollars being actually up from last year. For the 6 months our sales were 403 million 405, compared to 419,971, down a little under 4%. The units shipped, however, were down 9.4% for the quarter. About 3.3 million compared to 3.7 a year ago. So for the year to date, we are now down 11% and that’s about 6.3 million compared to 7 million a year ago.
The total North American production, as I mentioned was down about 1%, however, the models that we are specifically on, the mix of the contents of our wheels were down approximately the amount we’re down. Shareholders equity was 565 million 697, compared to 609 million 244. Our current ratio remains very strong at 3-0. Down from last year’s 3-9, but we’ve invested quite a bit of funds into our capital. Our long term debt is still at 0, and our weighted average shares outstanding for the quarter were 26 million 610, compared to 26 million 618, our 6 months to date weighted average shares were 6 million — 26 million 610, compared to 26 million 628, and our actual shares are 26 million 610, compared to 26 million 610.
Our depreciation for the period came in at 9.873, compared to 10.990, and you’ll recall we had a substantial write-off at the year end of assets. Our year to date depreciation [inaudible] is 20 million 606, compared to 21 million 910, and we estimate that will be about 40 million of depreciation. And some of that will depend on the timing of when we put into service the new plant. Our capital expenditures are at 20 million, and 47 million 341 for the 6 months to date, and we’re still on about a $60 million capital budget. Our interest income was 1 million 332 compared to 1 million 388, for the 3 months and for the 6 months, 2 million 820, compared to 2 million 5. Our cash and short term investments are at 88 million 544, compared to 120 million 488.
Reviewing the balance sheet quickly, we had cash and short term investments of 88 million 5, accounts receivable of 153.9, inventories at 102.8, other current assets of 26.9 for a total current of 372.1. Net property plant equipment, 301, other assets of 59.6 for total assets of 733.9. Payables at 69.6. Accrued expenses at 41.8. Other liabilities at 13.1. And current liabilities at 124.5. Deferred taxes at 24.5. Retirement liabilities 19.2. And other, shareholders equity at 565 million .7, for a total liabilities and equity of 733.9.
That concludes my formal remarks and we would — Sheila, we would queue in the questions now.
QUESTION AND ANSWER

Operator
Yes, sir, thank you. [OPERATOR INSTRUCTIONS] And we’ll pause for just a moment to give everyone an opportunity to signal for questions. We’ll take our first question from Rob Hinchliffe, UBS, please go ahead.

Rob Hinchliffe - UBS — Analyst
Hi, Jeff.

Jeff Ornstein - Superior Industries — CFO, VP
Hi, Rob.

Rob Hinchliffe - UBS — Analyst
In the past, you’ve given guidance for the next — for the upcoming quarter. Can you do that for the third quarter?

Jeff Ornstein - Superior Industries — CFO, VP
Well, I read an article in the L.A. Times and it says they’ve done a lot of research about giving guidance, and as you know, we’ve backed off on giving guidance for a year, and I’m now backing off on giving guidance for quarters. And what the research showed is that when you give guidance for a current quarter, you focus the analysts on the short term as opposed to the longer term drivers of the business. I don’t know if you saw the article. So rather than give specific guidance, we’re kind of giving you a picture of what we think is going to happen, and those events that are causing particular results.
So you start out the quarter with the shut-downs, and just like taxes, we’ve had an accounting change where we now have to write that off, whereas before, we would be able to take those costs and put it into our overhead for the full year. Now, you have to record the full impact of that shut-down in the quarter. So we start out the month of July with two full weeks, then we start up slowly, we have volatile schedules, and we don’t see a lot of positive events until the fourth quarter.

Rob Hinchliffe - UBS — Analyst
Can you give a sense of how much the two week shut-down costs? What the expense of that it?

Jeff Ornstein - Superior Industries — CFO, VP
I’d rather not discuss that in detail, but I believe the cost will be significant enough that we are not projecting a positive result for the third quarter.

Rob Hinchliffe - UBS — Analyst
Okay. You’ve had excess inventory for the last couple of quarters, can you give us an update on where that stands now?

Jeff Ornstein - Superior Industries — CFO, VP
Actually, if you look at our inventory compared to year end, it’s about flat. That’s significant, considering that aluminum content of inventory is up about from year end probably up about 15, 20%. So you know, 25, 30%over a year ago. So we’ve actually taken a lot of steps to reduce inventory, particularly with the shut-downs. Keep in mind as I mentioned, we have a lot of new orders coming in in the fourth quarter. We have a new plant starting up so there’s a lot of puzzle pieces or pieces of the puzzle for scheduling concerns that we have that cause us to monitor our inventories very carefully. You’re in a position where you don’t want the worst of all words, that is, you have declining sales, but you find yourself in an inability to ship a particular volume when a particular vehicle gets hot or starting up. So there’s a lot of balancing we have to do, but we’re monitoring inventories carefully, but clearly our inventories are something we watch very carefully and we believe we are doing a good job of managing it.

Rob Hinchliffe - UBS — Analyst
And then start-up costs for the new plant in Mexico. On the last quarter conference call, you said costs should be, I think a little in the third quarter. Now, you are saying significant in your press release, are they higher than you had originally thought?

Jeff Ornstein - Superior Industries — CFO, VP
They are about a third higher than originally thought. Again, having to do with initially, our plans which are plans, are to do some shipments. It looks like we’ll do very little shipping in the third if at all, so that’s a factor. And again, we want to just make absolutely sure we feel that it’s worth it to spend the extra time, extra money to make sure we have an absolutely smooth start-up, because so much of our strategy and so much of our future results are dependent on that plan.

Rob Hinchliffe - UBS — Analyst
And then just the last one, any change in your views in your ability to close additional plants in the U.S., and I guess from a shareholders equity standpoint, is there any way to get a sense of the type or size of write-downs that could be coming?

Jeff Ornstein - Superior Industries — CFO, VP
It’s an interesting question, unfortunately, just a drop early to think about that. Clearly, publicly, we can’t discuss that, but we do have contingency plans, we do discuss it here internally quite a bit. The only thing I would refer you to is we do break out our U.S. assets in our 10-K, and there about 170 million. And, so, I mean, if you close every single plant and have absolutely worthless assets, that’s the maximum, but, I would think that, I’ve said publicly that 20 or $30 million could be a future impairment charge, but we are not ready to discuss any specifics in the event that we require to close down some more operations.

Rob Hinchliffe - UBS — Analyst
Thanks for your help, Jeff.

Operator
We’ll take our next question from Chris Ceraso, Credit Suisse. Please go ahead.

Chris Ceraso - Credit Suisse — Analyst
Thanks, good morning, Jeff. Just to check. The — your units were down 9.4% but revenues were up a little bit, is that all aluminum price or was there anything else going on in there in terms of —?

Jeff Ornstein - Superior Industries — CFO, VP
About 75, 80% of it was aluminum price, and rest I would attribute to the larger wheels commanding a larger price, you have more aluminum, so you have a bigger price for bigger wheel.

Chris Ceraso - Credit Suisse — Analyst
Okay.

Jeff Ornstein - Superior Industries — CFO, VP

Bigger wheels continues.

Chris Ceraso - Credit Suisse — Analyst
Right.

Jeff Ornstein - Superior Industries — CFO, VP
That’s our whole strategy with the new Mexican operation.

Chris Ceraso - Credit Suisse — Analyst
Can you just remind me then about any kind of timing issues with regard to aluminum as it flows through. Is there any issues regarding recovery or is it [inaudible]?

Jeff Ornstein - Superior Industries — CFO, VP
The issues are as follows: It’s become, I’ve been here, as you know, lots of years, and it’s normally — aluminum is normally pretty reasonably acting, if you will. It doesn’t move pretty rapidly, so we’ve had probably the most dramatic move that I’ve ever experienced here in the first and second quarter, particularly peaking in May, and so it causes a lot of consternation on both, our customer’ part and our part, but however, sometimes you lose a little, sometimes you win a little. We buy aluminum, and it sits in inventory for roughly two months or two and a half months, we have customers that have it, — unfortunately, we’er not real-time, we don’t have a trading mentality, we can’t adjust our aluminum and selling price every day, we can’t buy our aluminum exactly in the way in which you sell it. So there’s a bit of a lag there, as we’ve talked about, that we have to try to do as best we can in management [indiscernible], and sometimes you get caught with some aluminum as prices are going down, sometimes you get caught up with some aluminum as prices are going up, and that’s a good thing, but it’s a quite logistical struggle.
The one event that I did report last time that continues, and however, we are negotiating with some of our European customers, where the formulas in the European market were a little bit slower, and we got caught up in a little bit of an aluminum crunch there because prices jumped up, we had to buy at higher prices but their formulas — their selling price formulas weren’t catching up as quickly, and we believe we’ve had some successful negotiations there and might have some small positives surprise over in Europe for that possibility. But again, we’re monitoring that carefully, and conservatively recording that as we make a final agreement.

Chris Ceraso - Credit Suisse — Analyst
And then last one, SG&A looks a little bit high. Is that Mexico related costs?

Jeff Ornstein - Superior Industries — CFO, VP
No, not really, a couple events, one is the options as we disclosed. The other is as you know, public companies are having to pay more for audit fees. We found ourself a little behind in our accruals, so we had kind of a one time catch up there, that shouldn’t continue but it does raise the level of G&A costs. Our audit fees are, well, just to give you a reference point, they are probably five times what they were four years ago, before the advent of Sarbanes-Oxley, so we’re kind of catching up this quarter a little bit, but our accruals, we’ve had as you read in the year end, some tax issues so we’ve hired some outside people to try to help there, and in the meantime, in addition, we had some reorganization costs where when you close down a facility, you have to have some bonuses or severance costs that are in there, so, big part of it is the options, but another series of events just all in the same direction occurred in the quarter. Nothing major.

Chris Ceraso - Credit Suisse — Analyst
Okay. Thanks, Jeff.

Jeff Ornstein - Superior Industries — CFO, VP
You’re welcome.

Operator
We’ll take our next question from Brett Hoselton, KeyBanc Capital Markets. Please, go ahead.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Hey, Jeff, this is Brandon Ferrell. Longer term, in identifying some non-U.S. and Mexican manufacturing locations, what factors are going play the biggest role in determining maybe where you guys decide to settle, obviously, there’ll be some combination of factors, but what will play the biggest role?

Jeff Ornstein - Superior Industries — CFO, VP
Number one is being able to make money, and then that’s where we fell short in China, and we were right. I mean we were admittedly late to China, had we gone there many years ago, we probably would have done very well, but we just couldn’t get a return on investment because of the competition there. So it’s the same kind of thing. One is, we’ve got to be able to make money, two is, what kind of infrastructure do they have to support a highly engineered manufacturing product, we’re not making lawn furniture here, and number three is logistics. Wheels are big. They’re not, as Steve Borick has always said, cigarette lighters, they’re massive, and as they get bigger, the rate cost exponentially increase. And so, those are some of the factors I would think about, and finally, whether we have a local market opportunity to bolster our decision to go to a particular location.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
I know you guys are reluctant to maybe set in stone what you were thinking about on the last call. Have you made any incremental progress in identifying any locations? India or —

Jeff Ornstein - Superior Industries — CFO, VP
Well, we have, as you co them out, there’s obvious locations that a company like us would target, anywhere where there’s a lot of cars being made and low cost labor, so, clearly India comes to mind, China comes to mind, and those are the areas of the world we are pursuing, but nothing specific to announce at this point.
Brandon Ferrell - KeyBanc Capital Markets — Analyst

Okay. And then if we think about all the capacity that’s come off line in the U.S. over the past year, year and a half, and let’s say some of that went to China or Taiwan, essentially, you probably got about a million units of production wheels that could be available to you guys and you pointed out it’s probably going to start to show up in the fourth quarter, when we think about what’s available and then what the offsetting attrition rates are like, it seems like attrition has slowed somewhat. How should we think about wheel shipments going into the fourth quarter and next year?
Jeff Ornstein - Superior Industries — CFO, VP

Define attrition.
Brandon Ferrell - KeyBanc Capital Markets — Analyst

Attrition being market share losses.
Jeff Ornstein - Superior Industries — CFO, VP

Oh, okay. I would say that the feeling I get right now, I’m just giving you kind of an overview that right now, the market share losses are being off set by the new business wins. I would say we are, as I mentioned, we are for example, we are down 9% in the quarter. The cars and trucks that we make wheels for, the production is down about 8-point something percent. So I’d say we are holding our own by turning down business that we don’t feel we can justify a low selling price offset by some things, some opportunities that come up where we can demonstrate our differentiation either in a bigger wheel or in ability to ship and deliver on a consistent basis that — we are the go-to guy, still, so we feel that’s what we sell, we sell that, we sell the special finishes, we seel the engineering.
Engineers and the stylists are still saying we want Superior to make our wheels, because they are the organization that support us, and that kind of thing is slowly changing, but given the P&L. If I were the CFO of GM or Ford, I would be after my purchasing guys to lower costs as well. They’re our big customers, we’re their partners, and we have to work with them, but as we said, we have to make some decent return ourselves, otherwise, we can’t continue in the business. We don’t want to be one of those companies they turn into a bankruptcy.
Brandon Ferrell - KeyBanc Capital Markets — Analyst
So it kind of sounds like there’s an equitable amount of puts and takes going into 2007? Is that fair?

Jeff Ornstein - Superior Industries — CFO, VP
I’m hoping that the wins that we get offset the loss of business, and we get some additional opportunities as the, as this diversification that the customer’s tried, it starts to lose a little steam. He tells us, well, I’m going to take all my wheels to China, obviously, that’s absurd, even if he takes some of his wheels to China, it’s not without problems, and and we don’t wish any ill on anybody, but there is a long stream of logistics to get a wheel in from China. And, I’ve got to tell you, as I’ve told all of you, we get a call in the morning, we can react in hours and get wheels quarantined and sorted, and the assembly plant doesn’t skip a beat.
Try that same scenario on a wheel coming in across the ocean that takes two or three months to get here, it has to be warehoused, and is still being made over there, 9 hours of time difference. So, there’s going to be problems that they are going to have, and just how big those problems are, they are going to have to makes a fundamental decision as to whether they want to have a good steady supply with good back up engineering and all, or they want to buy some cheap product that could potentially cause them a lot of problems. I think that leverage shift, we are seeing a little bit of that. Antidotally speaking, I’m not to say that China’s strategy is dead, but I’m saying it’s over blown for sure.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Okay. And then lastly, I know we hear a lot about wheel size, larger wheel sizes being an impediment or the logistics, but apply being an impediment to sourcing those from China, to what extent have you seen the OEM’s factor in actual program volumes into their decisions to resource wheels and to what extent do you see your average volumes on a program getting smaller? Or getting bigger for that matter? Relative to the past fewer years?

Jeff Ornstein - Superior Industries — CFO, VP
I’ll let our Senior VP of Marketing is with me. I’ll let him comment.

Mike O’Rourke - Superior Industries — SVP Marketing
Thanks, Jeff. I would say the line-up situations we are seeing today are a function of more offerings on certain vehicles where they try to differentiate the trim lines more than they have in the past. I don’t really see that — there’s a volume effect there that adds complexity in our plants, and so on, but we are able to deal with it pretty well. I wouldn’t say there’s a fundamental shift that makes it more attractive for us or any of our competitors one way or another. Does that kind of answer your question?

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Sure. Sure, definitely. Thanks, guys.

Jeff Ornstein - Superior Industries — CFO, VP
Okay.

Operator
And we’ll take our next question from Steve Racio(ph) Landmark Capital. Please, go ahead.

Steve Racio - Landmark Capital — Analyst
Hey, guys. You already answered part of my question, but I just wanted to ask a follow-up really. You mentioned earlier in the call about new wins from competitors who, I guess, are exiting some business. At what point, maybe that point is now, can you perhaps quantify potentially what that opportunity is in either dollars or maybe units?

Jeff Ornstein - Superior Industries — CFO, VP
As I think one analyst said, there’s roughly a million wheels up for grabs, and we’re going to get a good portion of that. Again, schedules are volatile, the rate of take, if you will, or rate of sales that one makes is very important. So yes, we get a model, whatever it is, let’s just say an Expedition or a good example would be the Freestar(pg) that we had recently, and it just doesn’t sell, so it would be premature for us to say we’ve got this million wheels as additional incremental business, but it only ships at 500,000, so I would be misleading you by giving a number. We announce from time to time the various platforms, and contracts and we give out the larger contracts and platforms, but, beyond that it’s really difficult to give specifics.

Steve Racio - Landmark Capital — Analyst
Understood. And in terms of potential margins, and again, I realize it’s dependent upon the volume, but could you give us an idea of what the margins potentially could be for these new incremental units?

Jeff Ornstein - Superior Industries — CFO, VP
We’ve said in the past that we’re no longer interested in taking loss projects or marginal projects from a margin point of view, so, assuming we get volume, we are expecting that this period that we are in now is very transitional, once we get our new Mexican plant, which has a much lower cost structure, we feel very competitive worldwide, and get through that period with that, our margins will improve dramatically, so we are only giving directional guidance as opposed to specific guidance.

Steve Racio - Landmark Capital — Analyst
Now you haven’t really come out directly on the call and in the press release and really say this, but it seems like that perhaps , at least maybe I’m wrong on this, that the worst is over? In terms of in declining, I guess SUV sales, et cetera. Can you make a comment on where you feel we are sort of in this transitionary phase?

Jeff Ornstein - Superior Industries — CFO, VP
The worst is over, in terms of the news being out, but the worst is coming right now. The third quarter for sure is going to be a tough quarter because Ford and GM have announced significant production cuts as a result of the slow selling light truck vehicles. So yes, I think the worst news is out, and I think Superior, clearly, is transitioning to get much better and get healed. Whether that’s going to be the fourth quarter or first quarter next year is difficult to project at this point. We’re just being somewhat cautious, appropriately so.

Steve Racio - Landmark Capital — Analyst
Okay. Great. Thanks, guys.

Operator
And we’ll take our next question from Jonathan Steinmetz, Morgan Stanley. Please, go ahead.

Jonathan Steinmetz - Morgan Stanley — Analyst
Good morning, Jeff. Just a question, what is your latest forecast at this point on unit shipments from the new Mexican plant for ‘07, and how should we be thinking about fourth quarter? I mean, you said start shipping but is that significant volume?

Jeff Ornstein - Superior Industries — CFO, VP
No, that’s start up volumes, so, couple hundred thousand wheels kind of thing. The plant is geared to 2.5 million, I would think that by this time next year, we will be at that rate, and then ultimately to go to 3 million the following year, we’ll put in capital next year to get it up to 3 million. So I would think at this time next year, the model year we’ll be at the 2.5 million wheel making rate.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. And the 2.5 million and even going to 3, how many shifts is that with? Is there a constraint on that? Is that sort of 7 day a week, three shift, or if things are going well down there, is there an ability to bring that higher than stated capacity?

Jeff Ornstein - Superior Industries — CFO, VP
There’s always peak periods, we can always operate at temporarily peak periods. Yes, Mexico is 5.5 days like most of our plants with sometime for maintenance et cetera, you could always take some overtime, et cetera, and depending on the complexity of the wheel styles, you could always increase that if you needed to.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. All right, thanks, Jeff.

Operator
And we’ll go next to [Lyle Morgorlas]ph, Forest Investment Management. Please go ahead.

Lyle Morgorlas - Forest Investment Management — Analyst
I’m sorry? In your last Q, you reported the breakdown of sales to GM, can you give that to us for this quarter? I don’t have it here. If you could e-mail me, I would get it for you.

Jeff Ornstein - Superior Industries — CFO, VP
36%.

Lyle Morgorlas - Forest Investment Management — Analyst
36%. What was it, do you know what it was last year?

Jeff Ornstein - Superior Industries — CFO, VP
41.

Lyle Morgorlas - Forest Investment Management — Analyst
Okay. Can you bridge that? That’s a 15% decline in sales to GM coming off of last quarter which was a 22% decline, can you talk about what models that sales are coming off of? I would think with production was actually up for GM trucks last quarter, and it was kind of flat this quarter, yet we’re seeing big double digit percent declines with rising aluminum costs — aluminum prices. Can you kind of bridge what those — what the lost business on GM is what models?

Jeff Ornstein - Superior Industries — CFO, VP
Yes, it’s light trucks and SUVs. I think I’ve mentioned them in many calls. GMC truck series, the —

Lyle Morgorlas - Forest Investment Management — Analyst
The production though on GM trucks for the quarter, for last quarter was down only about 2%, but you’re —

Jeff Ornstein - Superior Industries — CFO, VP
You are looking at the overall, as I mentioned in my comments, if you look at the wheels that we make, the platforms that we make wheels further(ph) down overall about 8 plus percent.

Lyle Morgorlas - Forest Investment Management — Analyst
For GM, for overall?

Jeff Ornstein - Superior Industries — CFO, VP
Right, right. And there’s been some lost business that we mentioned at GM.

Lyle Morgorlas - Forest Investment Management — Analyst
And the lost business, what is the lost business platforms, if you can refresh my memory?

Jeff Ornstein - Superior Industries — CFO, VP
We really don’t give that — those out.

Lyle Morgorlas - Forest Investment Management — Analyst
Okay. In the past, you’ve said you had 100% of the business on GM T-800, can you tell us, how you said you’ve walked away from some 900 business, can you tell us what percent of the 900 you believe you have?

Mike O’Rourke - Superior Industries — SVP Marketing
It’s, 900 is interesting, because it’s a mix of pickups and SUVs and it’s really much in transition. GM really isn’t going to start the new 900 pickup trucks til later this year, they’re just starting to gear up for that, so that’s kind of a difficult question to answer. The mix in terms of the wheel offerings on 900 is much more complex than what we saw in GMT-800, and there’s a lot more of a specialty application where other people are involved in that, so I would defer to you, Jeff, but I really don’t think it’s —

Jeff Ornstein - Superior Industries — CFO, VP
We haven’t made that calculation at this point.

Lyle Morgorlas - Forest Investment Management — Analyst
Okay. Thank you.

Jeff Ornstein - Superior Industries — CFO, VP
You’re welcome.

Operator
We’ll go next to Adam Comora, Entrust Capital, please go ahead.

Adam Comora - EnTrust Capital — Analyst
Hi, I’m sorry I think I might have missed it, what’s the year to date CapEx number?

Jeff Ornstein - Superior Industries — CFO, VP
47 million 341.

Adam Comora - EnTrust Capital — Analyst
Terrific. And the lost GM business, can you give us a sense of, did that go to maybe imported competition?

Jeff Ornstein - Superior Industries — CFO, VP
We don’t discuss who it goes to, but yes, certainly some of it went to China, some of it went to other competition.

Adam Comora - EnTrust Capital — Analyst
And just, you know I always like to hear your thoughts on pricing out there in the market. Have there been any significant changes going on?

Jeff Ornstein - Superior Industries — CFO, VP
I would say status quo, prices have come down to a level that’s globally competitive. However, due to the profit pressures on GM and Ford it, they are constantly asking for more and more and more, and our position is we will work with them as best we can, but there’s not a lot more to give once you are globally competitive. I would describe that as kind of an overall situation. On large platforms, there’s always somewhat of a small productivity improvement each time you make a big volumes.

Adam Comora - EnTrust Capital — Analyst
And last quick question, are there any other operating cash out flows we should anticipate in the back half of the year, or should we just look at sort of net income add back DNA and take out CapEx?

Jeff Ornstein - Superior Industries — CFO, VP
Yes. I don’t see any major, you’ve got dividends, and you’ve got — CapEx is probably a smaller portion in the second half of the year, because, before, we spent 47 against the 60 million budget.

Adam Comora - EnTrust Capital — Analyst
Thanks a lot.

Operator
And once again, if you would like to ask a question at this time, that is star 1 on your touch-tone telephone. And we will he go next to Jeff Lynroth(ph), [indiscernible] Please, go ahead.

Jeff Lynroth Analyst
Good morning. My question is just about the competitors exiting the business. In terms of pricing power, do you feel like it’s going to help at all with pricing power?

Jeff Ornstein - Superior Industries — CFO, VP
Obviously, you get a little short term pricing power, if you want to call it that, or pricing leverage or advantage when you are bailing out somebody that’s failed to deliver. So, under those circumstances, we have to — our marking people, I give them a lot of credit because they have to balance the long term relationship with the short term opportunities. With the short term opportunity, where the customers are up against the wall, and needs to get bailed out, we don’t want to give a lot of low pricing. On the other hand, we have to work with them, because these are our, these are the same people that will source us hundreds of millions of dollars of business, but, so I wouldn’t call it pricing power, but I would say that you get a better opportunity when they are up against it and you are working hard to bail them out of a particular situation.

Jeff Lynroth Analyst
What I was thinking about, along that line, is your — your competitors, the greater percentage of your competition is going to be from overseas, and I’m thinking it might make you look a little more attractive unless new folks enter domestically just any comment about that?

Jeff Ornstein - Superior Industries — CFO, VP
The only thing I would say, there aren’t a lot of new folks entering. Secondly, China is going to price what they need to price to keep jobs stable, to gain market shares, so that’s not a level playing field at this point. But, and thirdly, the only comment I would make is China doesn’t have a great share right now over the next 12, 18 months, we are going to see how they perform, because there’s a lot of new business they have supposedly taken, and we’ll see how they execute.

Jeff Lynroth Analyst
So — Okay. Thanks, that’s very helpful. And briefly, just if you have any comments on any additional color on how things are going in Hungary? It read pretty nicely in the press release.

Jeff Ornstein - Superior Industries — CFO, VP
We are very satisfied with our Hungarian operation. As I mentioned, we think there is some positive upside as the European aluminum pass throughs were very stilted against the exacerbated aluminum increase, and we’ve gone to our customers and we think we get a little relief there. So, we’re very positive about our Hungarian operation.

Jeff Lynroth Analyst
Okay. Thanks very much.

Jeff Ornstein - Superior Industries — CFO, VP
Thank you.

Operator
And we’ll take a question from Walter Slaush(ph), private investor.

Walter Slaush Private Investor
Mr. Ornstein, there are so much shares owned by large institutions. I would like you to comment on how it’s possible to have such a large short interest without the brokers using their customer’s money? And I checked it and I found that, at least the broker that I do business with, say that it’s, money is in a cash account, they can’t use it, and yet I suspect they may. And I was interested in your comments about it because, I notice that Overstock had a lot of trouble with people selling naked shorts. And seemed to me that it doesn’t make sense to have the 9 million shares short with a 26 million fair base, and I thought if you could help me understand what’s been happening?

Jeff Ornstein - Superior Industries — CFO, VP
It’s a perplexing question for us as well, and I unfortunately will have to defer to expert in the Wall Street community to answer that question.

Walter Slaush Private Investor
I thought you might speak to the SEC about it, because it seemed to me —

Jeff Ornstein - Superior Industries — CFO, VP
There are SEC rules about shorts, they have to be covered. Whether individual institutional investors are loaning their shares to cover those shorts that’s their individual decision that I can’t, I’m not allowed to ask or inquire into that. That’s their business so to speak.

Walter Slaush Private Investor
It seems to me if —

Jeff Ornstein - Superior Industries — CFO, VP
[inaudible] issues, it’s something we’re concerned about but our focus is on running the Company, getting profitability and eventually our stock price will go up and those poor shorts will lose money.

Walter Slaush Private Investor
You just don’t like people taking advantage you.

Jeff Ornstein - Superior Industries — CFO, VP
I understand. I understand your concern.

Walter Slaush Private Investor
Thank you.

Operator
[OPERATOR INSTRUCTIONS] We’ll pause for just a moment to give everyone another opportunity to signal. Mr. Ornstein, at this time we have no further questions from the phone audience. I would like to turn the conference back over to you for any additional or closing remarks.

Jeff Ornstein - Superior Industries — CFO, VP
Thanks so much. I think we’ve covered everything. Thanks everybody for their time and interest, and enjoy the rest of your summer.

Operator
That does conclude today’s presentation, we thank you for your participation, and you may disconnect at this time.